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                                     EXHIBIT 99.1


         CELLSTAR PRICES $130.0 MILLION CONVERTIBLE NOTES OFFERING


CARROLLTON, TEXAS, OCTOBER 8, 1997 -- CellStar Corporation [Nasdaq: CLST] announced today that it had priced $130.0 million of Convertible Subordinated Notes (the "Notes"). The offering was made in reliance on Rule 144 and other registration exemptions under the Securities Act of 1933, as amended (the "Act") to qualified institutional buyers. The Notes will be unsecured obligations, bear interest at an annual rate of 5.0%, are convertible into CellStar Corporation common stock at a price of $55.335 per share and mature on October 15, 2002. The Notes are not callable for three years. In addition, the Company granted the initial purchasers a 30-day option to purchase an additional $20.0 million principal amount of the Notes to cover over-allotments, if any. The Company stated that it will use the net proceeds of the offering to repay certain indebtedness and intends to use any remaining net proceeds for working capital and other general corporate purposes, including investments in support of the Company's growth strategy.

The Notes and the underlying common stock have been registered under the Act or any securities laws of any state or other jurisdiction and may not be offered or sold in the U.S. or any state thereof or other jurisdiction absent registration or an applicable exemption from registration requirements.